Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-196693

Healthcare Trust of America Holdings, LP

3.375% Senior Notes due 2021

fully and unconditionally guaranteed by

Healthcare Trust of America, Inc.

Issuer:	Healthcare Trust of America Holdings, LP

Guarantor:	Healthcare Trust of America, Inc.

Ratings (Moody’s / S&P)*:	Baa2 / BBB

Size:	$300 million

Trade Date:	June 23, 2014

Settlement Date:	June 26, 2014 (T+3)

Maturity Date:	July 15, 2021

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2015

Benchmark Treasury:	2.000% due May 31, 2021

Benchmark Treasury Price / Yield:	98-22+ / 2.203%

Spread to Benchmark Treasury:	T +130 basis points

Yield to Maturity:	3.503%

Coupon (Interest Rate per annum):	3.375% per annum

Issue Price:	99.205%

Redemption Provisions:

Make-Whole Call at Treasury +20 basis points

If the notes are redeemed on or after May 15, 2021 (60 days prior to the maturity date), the redemption price will be 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

CUSIP / ISIN:	42225UAC8 / US42225UAC80

Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Jefferies LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. Capital One Securities, Inc. Fifth Third Securities, Inc. Regions Securities LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The information in this term sheet supplements Healthcare Trust of America Holdings, LP’s preliminary prospectus supplement, dated June 23, 2014 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

The Issuer and Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and Guarantor have filed with the SEC for more complete information about them and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a copy of the prospectus supplement for the offering from (i) Wells Fargo Securities, LLC toll free at 1-800-326-5897, (ii) J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, or (iii) Jefferies LLC at 1-203-708-5975.